UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2016

BUNGE LIMITED
(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16625 (Commission File Number)	98-0231912 (I.R.S. Employer Identification Number)

50 Main Street White Plains, New York (Address of principal executive offices)	10606 (Zip code)

(914) 684-2800
(Registrant’s telephone number, including area code)

N.A.
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2016, Bunge Limited issued a press release announcing the appointment of Andreas Fibig as an independent director of Bunge Limited (the “Company”), effective immediately.  A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Mr. Fibig, 54, is Chairman and CEO of International Flavors & Fragrances Inc. (NYSE: IFF) (Euronext Paris: IFF), a leading global innovator of flavors, fragrances and cosmetic active ingredients for consumer products from fine fragrances to home, laundry and air care, and from sweet goods, beverages, savory and dairy to beauty products and digital scent. Previously, he was President and Chairman of the Board of Management of Bayer HealthCare Pharmaceuticals, the pharmaceutical division of Bayer AG, and held senior leadership roles at Pfizer Inc. and Pharmacia.

Mr. Fibig holds a degree in Marketing and Business Management from Berlin’s University of Economics. He chairs the Board of Trustees of the Max Planck Institute for Infection Biology.

Mr. Fibig will serve on the Audit Committee and the Finance and Risk Policy Committee of the Board of Directors.  In connection with the appointment of Mr. Fibig to the Board of Directors, he will receive compensation for his services as a director consistent with that provided to Bunge Limited’s other non-employee directors, including an award of restricted stock units upon joining the Board.  With the appointment of Mr. Fibig, Bunge Limited’s Board of Directors will consist of eleven directors.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated August 29, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 29, 2016

BUNGE LIMITED

By:	/s/ Carla L. Heiss
	Name:	Carla L. Heiss
	Title:	Deputy General Counsel, Chief Compliance Officer and Secretary

EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated August 29, 2016